Exhibit 12

	Australian GAAP
	(in millions except for ratios) Year Ended September 30,
	2003	2002	2001	2000	1999
Computation of ratio of earnings to fixed charges on the basis of Australian GAAP

Earnings:
Operating profit (loss) before income tax	3277	3,223	2,783	2,789	2,222

Add:
Fixed charges excluding interest capitalized	5,955	5,073	6,469	6,488	5,082

Amortisation of previously capitalized interest	—	—	—	—	—

Minority interest share of subsidiary losses	4	4	3	3	9

Earnings as adjusted	9,236	8,300	9,255	9,280	7,313

Fixed charges:

Interest expense	5904	5019	6418	6440	5029
Interest capitalized	0	—	—	—	—

Amortization of borrowing costs	0	—	—	—	—
One third of rental charges	51	54	51	48	53

Total fixed charges	5,955	5,073	6,469	6,488	5,082

Ratios of earnings to fixed charges	1.55	1.64	1.43	1.43	1.44

Preference Share Dividends	102	117	119	102	72

Total fixed charges & Preference Share Dividends	6,057	5,190	6,588	6,590	5,154

Ratio of Earnings to combined fixed charges and preferred security dividends	1.52	1.60	1.40	1.41	1.42

Interest on Deposits	3502	3019	3597	4082	3299

Fixed Charges excluding interest on deposits	2,453	2,054	2,872	2,406	1,783

Ratios of earnings to fixed charges excluding interest on deposits	3.77	4.04	3.22	3.86	4.10

Dividends(6) to ordinary shareholders as a percentage of operating profit after income tax(5)

	US GAAP
	(in millions except for ratios) Year Ended September 30,
	2003	2002	2001	2000	1999
Computation of ratio of earnings to fixed charges on the basis of Australian GAAP

Earnings:
Operating profit (loss) before income tax	3,297	2,996	2,702	3,094	2,148

Add:
Fixed charges excluding interest capitalized	5,955	5,073	6,469	6,488	5,082

Amortisation of previously capitalized interest	—	—	—	—	—

Minority interest share of subsidiary losses	4	4	3	3	9

Earnings as adjusted	9,256	8,073	9,174	9,585	7,239

Fixed charges:

Interest expense	5904	5019	6418	6440	5029
Interest capitalized	—	—	—	—

Amortization of borrowing costs	—	—	—	—
One third of rental charges	51	54	51	48	53

Total fixed charges	5,955	5,073	6,469	6,488	5,082

Ratios of earnings to fixed charges	1.55	1.59	1.42	1.48	1.42

Preference Share Dividends	102	117	119	102	72

Total fixed charges & Preference Share Dividends	6,057	5,190	6,588	6,590	5,154

Ratio of Earnings to combined fixed charges and preferred security dividends	1.53	1.56	1.39	1.45	1.40

Interest on Deposits	3502	3019	3597	4082	3299

Fixed Charges excluding interest on deposits	2,453	2,054	2,872	2,406	1,783

Ratios of earnings to fixed charges excluding interest on deposits	3.77	3.93	3.19	3.98	4.06